EXHIBIT 99.1

Press Release

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
303-386-1193
ir@arraybiopharma.com

ARRAY BIOPHARMA PRESENTS ADDITIONAL POSITIVE PHASE 1 RESULTS IN TWO PROGRAMS AT THE 2008 ANNUAL EUROPEAN CONGRESS OF RHEUMATOLOGY

Boulder, Colo., (June 12, 2008) - Array BioPharma Inc. (Nasdaq: ARRY) today announced that its Chief Medical Officer, John Yates, M.D., presented additional positive results from a Phase 1 clinical trial evaluating the pharmacokinetic and pharmacodynamic activity of ARRY-162, a novel small molecule MEK inhibitor, at the 2008 Annual European Congress of Rheumatology (EULAR) in Paris, France.  This four week, first-in-patient study of ARRY-162 was in patients with stable rheumatoid arthritis (RA) receiving continuing doses of methotrexate.

The trial results showed that ARRY-162 was well tolerated and there were no patients that discontinued the study due to an adverse event.  Additionally, the pharmacokinetic activity was predictable with no drug / drug interactions with ARRY-162 and methotrexate.  Pharmacodynamic markers indicated that ARRY-162 suppressed production of IL-1, IL-6 and TNF, suggesting that this treatment has the potential to reduce inflammation mediated by these cytokines in patients with RA.  Based on these and other data, Array is actively enrolling a worldwide, 200-patient, 12-week RA trial which will determine clinical efficacy and safety of ARRY-162 added to methotrexate in patients with active RA.

Additionally, a poster was presented at EULAR on the pan-cytokine inhibitor, ARRY-797, showing positive results from a Phase 1 clinical trial evaluating the drug’s pharmacokinetic and pharmacodynamic activity.  ARRY-797 was well tolerated and significantly inhibited the production of PGE2, IL-1 and TNF, all three of which are important mediators of inflammation and pain.  Based on these and other data, ARRY-797 is currently being evaluated in a Phase 2 acute inflammatory pain study in 250 patients with post-surgical dental pain, comparing various doses of ARRY-797 to placebo and to celecoxib.  This is the second Phase 2 chronic inflammatory pain study with ARRY-797; the first was a smaller study showing that ARRY-797 achieved its primary and secondary endpoints for analgesic efficacy and was well tolerated.  Additionally, Array is planning a 12-week study of ARRY-797 in ankylosing spondylitis (AS), which will begin patient recruitment in the fall of 2008.  This study will enroll 140 patients and is planned to provide efficacy data by the fall of 2009.

The ARRY-162 presentation and the ARRY-797 poster will be available as PDFs once they are presented at EULAR on Array’s website:  www.arraybiopharma.com.

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About ARRY-162 / Targeting MEK for Inflammation

MEK is an enzyme that regulates the biosynthesis of the inflammatory cytokines TNF, IL-6 and IL-1.  Array scientists have discovered potent MEK inhibitors that interfere with these biosynthetic processes.  We have previously advanced one MEK inhibitor, ARRY-886, into clinical development for the treatment of cancer.  Given our experience with the safety profile of MEK inhibitors, we believe inhibition of MEK will have broad applications in diseases driven by IL-1 and TNF.  ARRY-162, an orally active MEK inhibitor, has shown significant efficacy and is well tolerated in preclinical models of human arthritis and other inflammatory diseases.

About ARRY-797 / Pan-cytokine Inhibitor

ARRY-797 is a highly selective p38-alpha inhibitor, which modulates the production of several inflammatory mediators in human whole blood with nanomolar potency.  ARRY-797 has unique properties, including high water solubility and tissue penetration, and was designed to limit distribution to the central nervous system.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory diseases and pain.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, the expected progress and success of our internal proprietary drug discovery activities and the development activities of our collaborators, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2007, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of June 12, 2008. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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